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                                                                       EXHIBIT 4

                            17f-5 DELEGATION SCHEDULE

         By its execution of this Delegation Schedule dated as of June 29, 2001, GMO Trust, a Massachusetts business trust (the "Trust"), on behalf of each series of the Trust set forth on Schedule 1 hereto (each a "Fund"), a management series investment company registered with the Securities and Exchange Commission (the "Commission") under the Investment Company Act of 1940, as amended, (the "1940 Act"), acting through its Board of Trustees or its duly appointed representative, hereby appoints BROWN BROTHERS HARRIMAN & CO., a New York limited partnership with an office in Boston, Massachusetts (the "Delegate") as its delegate to perform certain functions with respect to the custody of each Fund's Assets outside the United States.

1. Maintenance of Fund's Assets Abroad. Each Fund, acting through its Board or its duly authorized representative, hereby instructs the Delegate pursuant to the terms of the Custodian Agreement dated as of the date hereof by and between the Trust, on behalf of each Fund and the Delegate (as amended from time to time, the "Custodian Agreement") to place and maintain the Fund's Assets in countries outside the United States listed in Schedule 2 attached hereto as such schedule may be amended from time to time in accordance herewith. Such instruction shall represent a Instruction under the terms of the Custodian Agreement. Countries accepted by the Delegate may be added to Schedule 2 as an amendment thereto in accordance with Instructions received from the Fund's Investment Advisor. With respect to Schedule 2 and any amendment adding countries to Schedule 2, the Fund acknowledges that (a) the Delegate shall perform services hereunder only with respect to the countries where it provides custodial services to the Fund under the Custodian Agreement; (b) depending on conditions in the particular country, advance notice may be required before the Delegate shall be able to perform its duties hereunder in or with respect to such country (such advance notice to be reasonable in light of the specific facts and circumstances attendant to performance of duties in such country); and
(c) nothing in this Delegation Schedule shall require the Delegate to provide delegated or custodial services in any country



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not listed in Schedule 2 until an amended Schedule 2 has been accepted by the
Delegate.

2.       Delegation. Pursuant to the provisions of Rule 17f-5 under the 1940
Act as amended, the Board hereby delegates to the Delegate, and the Delegate hereby accepts such delegation and agrees to perform, only those duties set forth in this Delegation Schedule concerning the safekeeping of the Fund's Assets in each of the countries as to which it acts as the Board's delegate. The Delegate is hereby authorized to take such actions on behalf of or in the name of the Fund as are reasonably required to discharge its duties under this Delegation Schedule, including, without limitation, to cause the Fund's Assets to be placed with a particular Eligible Foreign Custodian in accordance herewith. The Fund confirms to the Delegate that the Fund or its Investment Advisor has considered the use of any Securities Depository as part of its investment decision process in the context of information provided by the Custodian in the performance of its duties as required under Rule 17f-7 and the terms of the Custodian Agreement governing such duties.

3. Selection of Eligible Foreign Custodian and Contract Administration. The Delegate shall perform the following duties with respect to the selection of Eligible Foreign Custodians and administration of certain contracts governing the Fund's foreign custodial arrangements:

              (a) Selection of Eligible Foreign Custodian. The Delegate shall place and maintain the Fund's Assets with an Eligible Foreign Custodian; provided that the Delegate shall have determined that the Fund's Assets will be subject to reasonable care based on the standards applicable to custodians in the relevant market after considering all factors relevant to the safekeeping of such assets including, without limitation:

              (i) The Eligible Foreign Custodian's practices, procedures, and internal controls, including, but not limited to, the physical protections available for certificated securities (if applicable), the controls and procedures for dealing with any Eligible Securities Depository, the method of keeping custodial records, and the security and data protection practices;

              (ii) Whether the Eligible Foreign Custodian has the requisite financial strength to provide reasonable care for the Fund's Assets;

              (iii)The Eligible Foreign Custodian's general reputation and standing; and

              (iv) Whether the Fund will have jurisdiction over and be able to enforce judgments against the Eligible Foreign Custodian, such as by virtue of the existence of any offices of such


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         Eligible Foreign Custodian in the United States or such Eligible
         Foreign Custodian's appointment of an agent for service of process in the United States or consent to jurisdiction in the United States.

              (b) In the case of an Eligible Foreign Custodian that is not an Eligible Securities Depository or a U.S. Bank, the Delegate shall cause the foreign custody arrangements to be governed by a written contract that the Delegate has determined will provide reasonable care for Fund assets based on the standards applicable to custodians in the relevant market. In the case of an Eligible Foreign Custodian that is a Securities Depository, the Delegate shall determine that the foreign custody arrangements are governed by (i) a written contract, (ii) the rules or established practices or procedures of the depository, or (iii) by any combination of the foregoing, that the Delegate has determined will provide reasonable care for the Fund assets based on the standards applicable to custodians in the relevant market. Each such contract shall, except as set forth in the last paragraph of this subsection (b), include provisions that provide:

              (i) For indemnification or insurance arrangements (or any combination of the foregoing) such that the Fund will be adequately protected against the risk of loss of assets held in accordance with such contract;

              (ii) That the Fund's Assets will not be subject to any right, charge, security interest, lien or claim of any kind in favor of the Eligible Foreign Custodian or its creditors except a claim of payment for their safe custody or administration or, in the case of cash deposits, liens or rights in favor of creditors of such Custodian arising under bankruptcy, insolvency or similar laws;

              (iii) That beneficial ownership of the Fund's Assets will be freely transferable without the payment of money or value other than for safe custody or administration;

              (iv) That adequate records will be maintained identifying the Fund's Assets as belonging to the Fund or as being held by a third party for the benefit of the Fund;

              (v) That the Fund's independent public accountants will be given access to those records described in (iv) above or confirmation of the contents of such records; and

              (vi) That the Delegate will receive sufficient and timely periodic reports with respect to the safekeeping of the Fund's Assets, including, but not limited to, notification of any transfer to or from the Fund's account or a third party account containing the Fund's Assets.



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         Such contract may contain, in lieu of any or all of the provisions specified in this Section 3 (b), such other provisions that the Delegate determines will provide, in their entirety, the same or a greater level of care and protection for the Fund's Assets as the specified provisions, in their entirety.

         (c) Limitation to Delegated Selection. Notwithstanding anything in this Delegation Schedule to the contrary, the duties under this Section 3 shall apply only to Eligible Foreign Custodians selected by the Delegate and shall not apply to Eligible Securities Depositories or to any Eligible Foreign Custodian that the Delegate is directed to use pursuant to Section 7.

4. Monitoring. The Delegate shall establish a system to monitor at reasonable intervals (but at least annually) the appropriateness of maintaining the Fund's Assets with each Eligible Foreign Custodian that has been selected by the Delegate pursuant to Section 3 of this Delegation Schedule. The Delegate shall monitor the continuing appropriateness of placement of the Fund's Assets in accordance with the criteria established under Section 3(a) of this Delegation Schedule. The Delegate shall monitor the continuing appropriateness of the contract governing the Fund's arrangements in accordance with the criteria established under Section 3(b) of this Delegation Schedule.

5. Reporting. At least (i) quarterly with respect to a foreign custody manager report, and (ii) annually and more frequently as mutually agreed between the parties, the Delegate shall provide to the Board written reports specifying placement of the Fund's Assets with each Eligible Foreign Custodian selected by the Delegate pursuant to Section 3 of this Delegation Schedule and shall promptly report as to any material changes to such foreign custody arrangements, but in no event shall such report be made later than the beginning of the next quarter after the occurrence of such material change. Delegate will prepare such a report with respect to any Eligible Foreign Custodian that the Delegate has been instructed to use pursuant to Section 7 only to the extent specifically agreed with respect to the particular situation.

6. Withdrawal of Fund's Assets. If the Delegate determines that an arrangement with a specific Eligible Foreign Custodian selected by the Delegate under Section 3 of this Delegation Schedule no longer meets the requirements of said Section, the Delegate shall withdraw the Fund's Assets from the non-complying arrangement as soon as reasonably practicable; provided, however, that if in the reasonable judgment of the Delegate, such withdrawal would require liquidation of any of the Fund's Assets or would materially impair the liquidity, value or other investment characteristics of the Fund's


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Assets, it shall be the duty of the Delegate to provide information regarding the particular circumstances and to act only in accordance with Instructions of the Fund or its Investment Advisor with respect to such liquidation or other withdrawal.

7. Direction as to Eligible Foreign Custodian. Notwithstanding this Delegation Schedule, the Fund, acting through its Board, its Investment Advisor or its other authorized representative, may direct the Delegate to place and maintain the Fund's Assets with a particular Eligible Foreign Custodian (including, without limitation the placement of the Fund's Assets in countries for which the Delegate will not accept delegation provided that the Fund shall execute and deliver such additional documentation as shall be reasonably required by the Delegate). In such event, the Delegate shall be entitled to rely on any such instruction as a Instruction under the terms of the Custodian Agreement and shall have no duties under this Delegation Schedule with respect to such arrangement save those that it may undertake specifically in writing with respect to each particular instance.

8. Standard of Care. In carrying out its duties under this Delegation Schedule, the Delegate agrees to exercise reasonable care, prudence and diligence such as a person having responsibility for safekeeping the Fund's Assets would exercise.

9. Representations.The Delegate hereby represents and warrants that it is a U.S. Bank and that this Delegation Schedule has been duly authorized, executed and delivered by the Delegate and is a legal, valid and binding agreement of the Delegate.

          The Fund hereby represents and warrants that its Board of Trustees has determined that it is reasonable to rely on the Delegate to perform the delegated responsibilities provided for herein and that this Delegation Schedule has been duly authorized, executed and delivered by the Fund and is a legal, valid and binding agreement of the Fund.

10. Effectiveness; termination. This Delegation Schedule shall be effective as of the date on which this Delegation Schedule shall have been accepted by the Delegate, as indicated by the date set forth below the Delegate's signature. This Delegation Schedule may be terminated at any time, without penalty, by written notice from the terminating party to the non-terminating party. Such termination shall be effective on the 30th day following the date on which the non-terminating party shall receive the foregoing notice. The foregoing to the contrary notwithstanding, this Delegation Schedule shall be deemed to have been terminated concurrently with the termination of the Custodian Agreement.



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11.      Notices. Notices and other communications under this Delegation
Schedule are to be made in accordance with the arrangements designated for such purpose under the Custodian Agreement unless otherwise indicated in a writing referencing this Delegation Schedule and executed by both parties.

12. Definitions. Capitalized terms in this Delegation Schedule have the following meanings:

              a. Eligible Foreign Custodian - shall have the meaning set forth in Rule 17f-5(a)(1) and shall include a U.S. Bank.

              b. Fund's Assets - shall mean any of the Fund's investments (including foreign currencies) for which the primary market is outside the United States, and such cash and cash equivalents as are reasonably necessary to effect the Fund's transactions in such investments.

              c. Instructions - shall have the meaning set forth in the Custodian Agreement.

              d. Eligible Securities Depository - shall have the meaning set forth in Rule 17f-7.

              e. U.S. Bank - shall mean a bank which qualifies to serve as a custodian of assets of investment companies under Section 17f-5(a)(7) and Section 17f of the 1940 Act.


13. Governing Law and Jurisdiction. This Delegation Schedule shall be construed in accordance with the laws (other than conflicts of law rules) of the Commonwealth of Massachusetts. The parties hereby submit to the exclusive jurisdiction of the Federal courts sitting in the Commonwealth of Massachusetts.

14. (a) Fees. Delegate shall perform its functions under this Delegation Schedule for the compensation determined under the Custodian Agreement.

                      (b) Amendments. This Delegation Schedule together with the Custodian Agreement and Accounting Agency Agreement, between the Delegate and the Trust, constitutes the entire agreement between the parties and may not be altered or amended, except by an instrument in writing,



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executed by both parties, and in the case of the Trust, such alteration or amendment will be authorized and approved by its Board.

                      (c) Parties. This Delegation Schedule will be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns; provided, however, that this Delegation Schedule will not be assignable by the Trust without the written consent of the Delegate or by the Delegate.

                      (d) Counterparts. This Delegation Schedule may be executed in any number of counterparts, each of which shall be deemed to be an original, but such counterparts shall, together, constitute only one instrument.

                      (e) Disclaimer of Liability. A copy of the Delegation Schedule and Declaration of Trust of the Trust is on file with the Secretary of the Commonwealth of Massachusetts, and notice is hereby given that this instrument is executed on behalf of the Board of Trustees of the Trust as Trustees and not individually and that the obligations of this instrument are not binding upon any of the Trustees or shareholders individually but are binding upon the assets and property of the Fund; provided, however, that this Delegation Schedule and Declaration of Trust of the Trust provides that the assets of a particular series of the Trust shall under no circumstances be charged with liabilities attributable to any other series of the Trust and that all persons extending credit to, or contracting with or having any claim against a particular series of the Trust shall look only to the assets of that particular series for payment of such credit, contract or claim.

15. Integration. This Delegation Schedule sets forth all of the Delegate's duties with respect to the selection and monitoring of Eligible Foreign Custodians, the administration of contracts with Eligible Foreign Custodians, the withdrawal of assets from Eligible Foreign Custodians and the issuance of reports in connection with such duties. The terms of the Custodian Agreement shall apply generally as to matters not expressly covered in this Delegation Schedule, including dealings with the Eligible Foreign Custodians in the course of discharge of the Delegate's obligations under the Custodian Agreement.

         IN WITNESS WHEREOF, each of the parties hereto has caused this Delegation Schedule to be duly executed as of the date first above written.


BROWN BROTHERS HARRIMAN & CO.               GMO TRUST on behalf of each series
                                            of the Trust set forth on Schedule 1
                                            hereto



By: __________________________________      By: ________________________________
Name:                                       Name:



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Title:                                                        Title:


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                                   SCHEDULE 1

GMO International Disciplined Equity Fund
GMO International Intrinsic Value Fund
GMO International Growth Fund
GMO Currency Hedged International Equity Fund
GMO Foreign Fund
GMO Foreign Small Companies Fund
GMO International Small Companies Fund
GMO Emerging Markets Fund
GMO Evolving Countries Fund
GMO Asia Fund
GMO Tax-Managed International Equities Fund
GMO Global Hedged Equity Fund


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